Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 10, 2026

To: Experiential Squared, Inc. as manager of My Racehorse CA, LLC

We hereby consent to the incorporation by reference in this Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated April 16, 2026, with respect to the balance sheets of My Racehorse CA, LLC and its listed Series as of December 31, 2025 and 2024 and the related statements of operations, changes in member's equity, and cash flows for the calendar year periods ended December 31, 2025 and 2024, and the related notes to the financial statements, which report was included in the annual report on Form 1-K, filed on April 16, 2026.

/s/ IndigoSpire CPA, PC

IndigoSpire CPA, PC

San Jose, CA